Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE – July 29, 2021

FVCBankcorp, Inc. Announces

Second Quarter 2021 Earnings and Record Quarterly Loan Growth

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported second quarter 2021 net income of $5.2 million, or $0.36 diluted earnings per share, compared to $2.9 million, or $0.21 diluted earnings per share, for the quarterly period ended June 30, 2020, an increase of 79%. Net revenues, which include net interest income plus noninterest income, for the three months ended June 30, 2021 were $14.9 million, an increase of $1.5 million, from $13.4 million for the year ago quarter ended June 30, 2020.

For the six months ended June 30, 2021, the Company reported net income of $10.7 million, or $0.74 diluted earnings per share, compared to $6.6 million or $0.46 diluted earnings per share, for the same period of 2020, a year-over-year increase of $4.1 million, or 62%. Net income for the six months ended June 30, 2020 included elevated loan loss provisioning of $2.8 million and $676 thousand in one-time branch closure costs. Net revenues for the six months ended June 30, 2021 were $29.7 million, an increase of $3.4 million, from $26.3 million for the six months ended June 30, 2020.

For the three months ended June 30, 2021 and 2020, pre-tax pre-provision income (which excludes branch closure costs recorded during 2020) was $6.6 million and $6.1 million, respectively, an increase of $583 thousand or 10%. On a linked quarter basis, pre-tax pre-provision income was $7.0 million for the three months ended March 31, 2021. The decrease on a linked quarter basis was a result of an increase in noninterest expense during the second quarter of 2021, which is more fully discussed below. Pre-tax pre-provision annualized return on average assets for the three months ended June 30, 2021 and 2020 was 1.36% and 1.41%, respectively. For the six months ended June 30, 2021 and 2020, pre-tax pre-provision income (which excludes branch closure costs recorded during 2020) was $13.6 million and $11.8 million, respectively, an increase of $1.8 million, or 16%. Pre-tax pre-provision annualized return on average assets for the six months ended June 30, 2021 and 2020 was 1.43% and 1.44%, respectively. The Company believes the reporting of non-generally accepted accounting principles (“non-GAAP”) pre-tax pre-provision earnings to exclude branch closing impairment charges taken during 2020 are more reflective of the Company’s operating performance. A reconciliation of pre-tax pre-provision income can be found in the tables below.

Annualized return on average assets was 1.06% and annualized return on average equity was 10.41% for the second quarter of 2021. For the comparable quarterly June 30, 2020 period, annualized return on average assets was 0.67% and annualized return on average equity was 6.41%. For the year-to-date June 30, 2021 period, annualized return on average assets was 1.13% and annualized return on average equity was 10.96% compared to annualized return on average assets of 0.81% and annualized return on average equity of 7.35% for the six months ended June 30, 2020.

On July 14, 2021, the Company announced the signing of a definitive merger agreement with Blue Ridge Bankshares, Inc. (“Blue Ridge” NYSE: BRBS) (the “Merger”), pursuant to which the companies will combine in an all-stock merger of equals, subject to customary closing conditions including shareholder and regulatory approvals. In connection with the Merger, FVCbank, the Company’s wholly-owned commercial banking subsidiary, will be merged with and into Blue Ridge Bank, National Association (“Blue Ridge Bank”), the wholly-owned commercial banking subsidiary of Blue Ridge, with Blue Ridge Bank as the surviving bank.

Second Quarter Selected Highlights

•	Record Quarterly Loan Growth. Loans receivable, net of deferred fees and excluding loans made under the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), totaled $1.37 billion at June 30, 2021, compared to $1.28 billion at March 31, 2021, an increase of $91.4 million, or 28% annualized. During the second quarter of 2021, the Company began originating loans under a warehouse lending facility, which contributed $58.0 million to quarterly loan growth.
•	Improved on Credit Quality Metrics. During the second quarter of 2021, past due loans 30 days or more decreased to $2.2 million from $5.5 million at March 31, 2021. Nonperforming loans and loans past due 90 days or more and still accruing were 0.21% of total assets at June 30, 2021, compared to 0.31% at December 31, 2020, and decreasing $954 thousand from March 31, 2021.
•	Strong Core Deposit Growth. Core deposits, which exclude wholesale deposits, increased $85.6 million, to $1.65 billion at June 30, 2021, or 22% annualized, from March 31, 2021. Noninterest-bearing deposits were $500.7 million at June 30, 2021, representing 30% of total deposits at June 30, 2021.
•	Increased Net Interest Income. Net interest income increased $1.5 million to $14.2 million for the second quarter of 2021, compared to $12.7 million for the same 2020 period. Net interest margin was 3.07% for the quarter ended June 30, 2021, compared to 3.16% for the year ago quarter of 2020 and 3.22% for the first quarter of 2021, as increased excess liquidity continues to impact net interest margin for the second quarter of 2021.

“Record loan growth during the second quarter is not only attributable to the improvement in our local economy, but also a result of the efforts of our experienced business development team. While a portion of this loan growth was a result of our new warehouse lending facility, we also approved loan originations of close to $100 million this quarter, of which, $75 million funded. Our commitment to the markets we serve continues to drive over 10% deposit growth during 2021. With our robust pipeline of loan originations, we anticipate sustained double-digit loan growth for the remainder of 2021. We are also excited about our planned transformational merger with Blue Ridge Bankshares and look forward to realizing the promise of creating the fourth largest Virginia-based community bank,” stated David W. Pijor, Chairman and CEO.

Balance Sheet

Total assets increased to $1.98 billion at June 30, 2021 compared to $1.82 billion at December 31, 2020, an increase of $153.8 million, or 8%. Loans receivable, net of deferred fees and excluding PPP loans, totaled $1.37 billion at June 30, 2021 and $1.31 billion at December 31, 2020, an increase of $61.7 million, or 5%. Loans receivable, net of deferred fees, and excluding PPP loans, increased $91.4 million during the three months ended June 30, 2021. During the second quarter of 2021, the Company began originating loans under a warehouse lending facility, which contributed $58.0 million to quarterly loan growth. During the second quarter of 2021, loan originations, excluding PPP loans and warehouse lending originations, totaled approximately $95.3 million, of which $74.9 million funded during the quarter.

PPP loans, net of fees, totaled $99.5 million at June 30, 2021, a decrease from $163.5 million at March 31, 2021 and $153.0 million at December 31, 2020. Loans forgiven during the second quarter of 2021 totaled $70.9 million, and totaled $120.1 million year-to-date 2021. Remaining PPP loans originated during 2020 totaled $37.2 million at June 30, 2021. Net deferred fees associated with PPP loans totaled $2.4 million at June 30, 2021.

Investment securities increased $74.3 million to $200.7 million at June 30, 2021, compared to $126.4 million at December 31, 2020. During the three months ended June 30, 2021, the Company purchased $75.7 million in mortgage-backed securities to invest excess liquidity and improve net interest margin.

Total deposits increased to $1.68 billion at June 30, 2021 compared to $1.53 billion at December 31, 2020, an increase of $147.7 million, or 10%. Core deposits, which represent total deposits less wholesale deposits, increased $162.7 million, or 11%, to $1.65 billion at June 30, 2021 compared to $1.48 billion at December 31, 2020. Wholesale deposits totaled $35.0 million, or 2% of total deposits at June 30, 2021, a decrease of $15.0 million from December 31, 2020. Noninterest-bearing deposits increased $101.6 million to $500.7 million at June 30, 2021 from $399.1 million at December 31, 2020, and represented 30% of total deposits at June 30, 2021.

The Company’s bank subsidiary, FVCbank, remains well-capitalized at June 30, 2021 with a community bank leverage ratio of 11.48%.

Income Statement

Net income for the three months ended June 30, 2021 was $5.2 million, an increase of $2.3 million, or 79%, compared to $2.9 million for the same period of 2020. For the six months ended June 30, 2021, net income was $10.7 million, compared to $6.6 million for the same period of 2020. Both the three and six months’ periods of 2020 were impacted by increased provision for loan losses and impairment on branch closures totaling $676 thousand.

Net interest income totaled $14.2 million, an increase of $1.5 million, for the quarter ended June 30, 2021, compared to the year ago quarter, and increased by $143 thousand, compared to the first quarter of 2021. Interest expense on deposits decreased $1.3 million for the three months ended June 30, 2021 compared to the same period of 2020, and decreased $147 thousand compared to the three months ended March 31, 2021. All decreases were a result of continued targeted rate reductions and the repricing of the Company’s time deposits to lower interest rates upon renewal. Interest income includes loan mark accretion on acquired loans totaling $146 thousand, $132 thousand, and $126 thousand for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively. Lastly, net interest income for the three months ended June 30, 2021 benefited from PPP loan income, which contributed $1.5 million to interest income, of which $811 thousand was related to recognition of net deferred fees on forgiven loans. This compares to interest income from PPP loans of $1.8 million for the first quarter of 2021, which included recognition of net deferred fees of $927 thousand on forgiven loans. Remaining net deferred fees related to PPP loan originations totaled $2.4 million at June 30, 2021 and are being recognized in interest income over the remaining lives of the PPP loans, or sooner upon PPP loan forgiveness or repayment. For the six months ended June 30, 2021 and 2020, net interest income was $28.2 million and $24.9 million, respectively, an increase of $3.3 million, year-over-year.

The Company’s net interest margin decreased 9 basis points to 3.07% for the quarter ended June 30, 2021 compared to 3.16% for the quarter ended June 30, 2020. On a linked quarter basis, net interest margin decreased 15 basis points from 3.22% for the three months ended March 31, 2021. Excess liquidity continues to compress net interest margin, decreasing margin by 27 basis points during the second quarter of 2021. Despite the growth in both the Company’s loan and investment securities portfolios to deploy excess liquidity, the Company’s continued strong deposit growth offset this asset growth during the second quarter of 2021. The average yield on total loans for the second quarter of 2021 was 4.36%, compared to 4.38% for the linked quarter ended March 31, 2021, and 4.36% for the year ago quarter. Net deferred fees recognized from PPP loan forgiveness has contributed to the average yield of the loan portfolio, as the yield on PPP loans increased to 4.26% for the second quarter of 2021, compared to 2.63% for the year ago quarter ended June 30, 2020.

Cost of interest-bearing deposits for the second quarter of 2021 was 0.66%, compared to 1.20% for the second quarter of 2020, a decrease of 54 basis points, or 45%, primarily as a result of the Company having aggressively decreased its deposit rates during 2020 to offset the repricing of its variable rate loan portfolio. The cost of deposits, which includes noninterest-bearing deposits, decreased 6 basis points to 0.45% for the second quarter of 2021 as compared to 0.51% for the first quarter of 2021, and decreased 41 basis points from 0.86% for the year ago quarter of 2020.

Noninterest income totaled $685 thousand and $687 thousand for the quarters ended June 30, 2021 and 2020, respectively. Fee income from loans was $27 thousand, a decrease of $19 thousand, for the quarter ended June 30, 2021 compared to the second quarter of 2020. Service charges on deposit accounts and other fee income totaled $408 thousand for the second quarter of 2021, an increase of 14%, or $49 thousand, from the year ago quarter, primarily resulting from an increase in analysis fees. Income from bank-owned life insurance decreased $32 thousand to $250 thousand for the three months ended June 30, 2021 compared to $282 thousand for the same period of 2020. Noninterest income for the year-to-date period ended June 30, 2021 was $1.5 million, compared to $1.4 million for the 2020 year-to-date period, an increase of $95 thousand, or 7%, which was primarily driven by an increase in service charges on deposit accounts and other fee income, and offset by fair value losses on loans held for sale of $451 thousand recorded during the first quarter of 2020.

Noninterest expense totaled $8.2 million for the quarter ended June 30, 2021, compared to $8.0 million for the same three-month period of 2020, an increase of $230 thousand, or 3%. On a linked quarter basis, noninterest expense was $7.9 million for the quarter ended March 31, 2021, an increase of $346 thousand, or 4%. The increase in noninterest expense compared to the year ago quarter was primarily related to an increase in salaries and benefits expense of $476 thousand, which is primarily related to additions to business development staff and associated accruals for incentive compensation during the second quarter of 2021. In addition, professional fees increased $296 thousand to $503 thousand for the three months ended June 30, 2021 compared to $207 thousand for the year ago quarter as the Company recognized expenses related to its announced merger with Blue Ridge. These increases in noninterest expense during the quarter ended June 30, 2021 as compared to the same period of 2020 were partially offset by the branch impairment charges totaling $676 thousand that were recorded during the second quarter of 2020. Loan legal expenses of $193 thousand were recognized during the second quarter of 2021, which contributed to the increase in noninterest expense on a linked quarter basis. For the six months ended June 30, 2021 and 2020, noninterest expense, was $16.1 million and $15.2 million, respectively, an increase of $903 thousand, or 6%, primarily as a result of the aforementioned additions to business development staffing and associated increases in incentive accruals and the increase in professional fees associated with merger and acquisition costs.

The efficiency ratio for the quarter ended June 30, 2021 was 55.3%, an increase from 54.7% for the quarter ended June 30, 2020 (excluding branch closure costs), primarily as a result of increased professional fees recorded for the proposed merger with Blue Ridge. The efficiency ratios for the six months ended June 30, 2021 and 2020, excluding branch closure costs recorded during 2020 were 54.2% and 55.3%, respectively.

The Company recorded a provision for income taxes of $1.5 million for the three months ended June 30, 2021, compared to $754 thousand for the same period of 2020. The effective tax rates for the three months ended June 30, 2021 and 2020 were 22.2% and 20.7%, respectively. The effective tax rates for each of the three months ended June 30, 2021 and 2020 are less than the Company’s combined federal and state statutory rate of 22.5% primarily because of discrete tax benefits recorded as a result of exercises of nonqualified stock options during 2021 and 2020. For the six months ended June 30, 2021 and 2020, provision for income taxes was $2.9 million and $1.7 million, respectively.

Asset Quality

The Company recorded no provision for loan losses for the three months ended June 30, 2021, compared to $1.8 million for the year ago quarter. The Company is not required to implement the provisions of the current expected credit losses accounting standard until January 1, 2023, and is continuing to account for the allowance for loans losses under the incurred loss model. The decrease in the provision for loan losses for the three months ended June 30, 2021 is primarily related to the improvement in certain credit quality metrics during the second quarter of 2021, specifically, a reduction in the Company’s past due loans and specific reserves for certain watchlist loans which saw improvements in credit quality during the quarter. No provision for loan losses was recorded for the six months ended June 30, 2021 compared to $2.8 million for the six months ended June 30, 2020.

The allowance for loan losses to total loans, excluding PPP loans, was 1.04% at June 30, 2021, compared to 1.14% at December 31, 2020. The effective reserve coverage, which includes both the allowance for loan losses and the remaining unaccreted fair value discount on acquired loans, to total loans, excluding PPP loans, was 1.22% at June 30, 2021 compared to 1.27% at December 31, 2020. Net charge-offs of $62 thousand recorded during the second quarter of 2021 were related to purchased unsecured consumer loans.

Nonperforming loans and loans 90 days or more past due at June 30, 2021 totaled $4.1 million, or 0.21% of total assets. This compares to $5.6 million in nonperforming loans and loans 90 days or more past due at December 31, 2020, or 0.31% of total assets. All of the Company’s nonperforming loans are secured and have specific reserves totaling $1.1 million, representing the expected losses associated with those loans. The Company has one troubled debt restructuring at June 30, 2021 totaling $95 thousand which is a consumer residential loan. Nonperforming assets (including other real estate owned) to total assets was 0.40% at June 30, 2021 compared to 0.52% for December 31, 2020.

About FVCBankcorp, Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $1.98 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to, the ability to close the Merger on the expected terms and schedule; difficulties, delays and unforeseen costs in completing the Merger and in integrating the company’s and Blue Ridge’s businesses; the ability to realize cost savings and other benefits of the Merger; business disruption during the pendency of or following the Merger, and the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

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FVCBankcorp, Inc.

Selected Financial Data

(Dollars in thousands, except share data and per share data)

(Unaudited)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,		At or For the Three Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020	3/31/2021	12/31/2020
Selected Balances
Total assets	$1,975,251	$1,781,149			$1,884,517	$1,821,481
Total investment securities	207,044	128,690			141,745	132,978
Total loans, net of deferred fees	1,474,278	1,478,120			1,446,912	1,466,083
Allowance for loan losses	(14,359)	(12,894)			(14,421)	(14,958)
Total deposits	1,680,209	1,519,036			1,594,639	1,532,493
Subordinated debt	44,146	24,527			44,116	44,085
Other borrowings	25,000	25,000			25,000	25,000
Total stockholders’ equity	200,687	180,652			194,929	189,500
Summary Results of Operations
Interest income	$16,776	$16,281	$33,554	$33,212	$16,778	$17,129
Interest expense	2,590	3,586	5,325	8,306	2,735	3,010
Net interest income	14,186	12,695	28,229	24,906	14,043	14,119
Provision for loan losses	--	1,750	-	2,816	-	500
Net interest income after provision for loan losses	14,186	10,945	28,229	22,090	14,043	13,619
Noninterest income - loan fees, service charges and other	435	405	978	1,170	543	476
Noninterest income - bank owned life insurance	250	282	498	565	248	264
Noninterest income - gain on sales of securities available-for-sale	--	--	--	97	--	--
Noninterest income - loss on loans held for sale	--	--	--	(451)	--	--
Noninterest expense	8,228	7,998	16,110	15,207	7,882	7,885
Income before taxes	6,643	3,634	13,595	8,264	6,952	6,474
Income tax expense	1,478	754	2,861	1,651	1,383	1,460
Net income	5,165	2,880	10,734	6,613	5,569	5,014
Per Share Data
Net income, basic	$0.38	$0.21	$0.79	$0.49	$0.41	$0.37
Net income, diluted	$0.36	$0.21	$0.74	$0.46	$0.38	$0.36
Book value	$14.70	$13.42			$14.29	$14.03
Tangible book value (1)	$14.10	$12.79			$13.69	$13.41
Shares outstanding	13,647,600	13,459,317			13,638,934	13,510,760
Selected Ratios
Net interest margin (2)	3.07%	3.16%	3.15%	3.26%	3.22%	3.28%
Return on average assets (2)	1.06%	0.67%	1.13%	0.81%	1.19%	1.11%
Return on average equity (2)	10.41%	6.41%	10.96%	7.35%	11.53%	10.68%
Efficiency (3)	55.33%	59.77%	54.23%	57.85%	53.13%	53.07%
Loans, net of deferred fees to total deposits	87.74%	97.31%			90.74%	95.67%
Noninterest-bearing deposits to total deposits	29.80%	29.13%			31.47%	26.04%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (4)
Net income (from above)	$5,165	$2,880	$10,734	$6,613	$5,569	$5,014
Add: Impairment on branch closures	--	676	--	676	--	--
Less: provision for income taxes associated with non-GAAP adjustments	--	(142)	--	(142)	--	--
Net income, as adjusted	$5,165	$3,414	$10,734	$7,147	$5,569	$5,014
Net income, diluted, on an operating basis	$0.36	$0.25	$0.74	$0.50	$0.38	$0.36
Return on average assets (non-GAAP operating earnings)	1.06%	0.79%	1.13%	0.87%	1.19%	1.11%
Return on average equity (non-GAAP operating earnings)	10.41%	7.60%	10.96%	7.94%	11.53%	10.68%
Efficiency ratio (non-GAAP operating earnings) (3)	55.33%	54.72%	54.23%	55.28%	53.13%	53.07%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	9.79%	9.71%			9.95%	9.99%
Tier 1 leverage (to average assets)	11.48%	11.05%			11.65%	11.65%
Asset Quality
Nonperforming loans and loans 90+ past due	$4,069	$8,493			$5,023	$5,621
Performing troubled debt restructurings (TDRs)	95	99			96	97
Other real estate owned	3,866	3,866			3,866	3,866
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.21%	0.48%			0.27%	0.31%
Nonperforming assets to total assets	0.40%	0.69%			0.47%	0.52%
Nonperforming assets (including TDRs) to total assets	0.41%	0.70%			0.48%	0.53%
Allowance for loan losses to loans	0.97%	0.87%			1.00%	1.02%
Allowance for loan losses to nonperforming loans	352.89%	151.82%			287.10%	266.11%
Net charge-offs	$62	$82	$599	$153	$537	$98
Net charge-offs to average loans (2)	0.02%	0.02%	0.08%	0.02%	0.15%	0.03%
Selected Average Balances
Total assets	$1,947,983	$1,721,612	$1,907,455	$1,636,284	$1,866,477	$1,812,298
Total earning assets	1,852,126	1,615,125	1,810,389	1,536,659	1,768,189	1,710,345
Total loans, net of deferred fees	1,444,543	1,415,383	1,450,394	1,347,021	1,456,310	1,485,121
Total deposits	1,654,016	1,459,834	1,614,518	1,370,263	1,574,581	1,527,313
Other Data
Noninterest-bearing deposits	$500,655	$442,443			$501,812	$399,062
Interest-bearing checking, savings and money market	901,124	655,959			822,888	820,378
Time deposits	243,430	320,628			234,939	263,053
Wholesale deposits	35,000	100,006			35,000	50,000

(1) Non-GAAP Reconciliation	At June 30,
(Dollars in thousands, except per share data)	2021	2020
Total stockholders’ equity	$200,687	$180,652
Less: goodwill and intangibles, net	(8,199)	(8,525)
Tangible Common Equity	$192,488	$172,127

Book value per common share	$14.70	$13.42
Less: intangible book value per common share	(0.60)	(0.63)
Tangible book value per common share	$14.10	$12.79

(2) Annualized.

(3) Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.

(4) Some of the financial measures discussed throughout the press release are "non-GAAP financial measures." In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.

Summary Consolidated Statements of Condition

(Dollars in thousands)

(Unaudited)

			% Change			% Change
			Current			From
	6/30/2021	3/31/2021	Quarter	12/31/2020	6/30/2020	Year Ago
Cash and due from banks	$24,856	$16,593	49.8%	$20,835	$25,613	-3.0%
Interest-bearing deposits at other financial institutions	190,553	203,285	-6.3%	120,228	64,989	193.2%
Investment securities	200,672	135,368	48.2%	126,415	122,082	64.4%
Restricted stock, at cost	6,372	6,377	-0.1%	6,563	6,608	-3.6%
Loans held for sale, at fair value	--	--	0.0%	--	--	0.0%
Loans, net of fees:
Commercial real estate	829,683	782,005	6.1%	788,218	779,036	6.5%
Commercial and industrial	140,611	109,737	28.1%	119,200	105,957	32.7%
Paycheck protection program	99,455	163,470	-39.2%	152,978	169,425	-41.3%
Commercial construction	207,790	218,507	-4.9%	221,523	227,746	-8.8%
Consumer real estate	184,560	159,790	15.5%	168,531	177,366	4.1%
Consumer nonresidential	12,179	13,403	-9.1%	15,633	18,590	-34.5%
Total loans, net of fees	1,474,278	1,446,912	1.9%	1,466,083	1,478,120	-0.3%
Allowance for loan losses	(14,359)	(14,421)	-0.4%	(14,958)	(12,894)	11.4%
Loans, net	1,459,919	1,432,491	1.9%	1,451,125	1,465,226	-0.4%

Premises and equipment, net	1,527	1,520	0.5%	1,654	1,818	-16.0%
Goodwill and intangibles, net	8,199	8,277	-0.9%	8,357	8,525	-3.8%
Bank owned life insurance (BOLI)	38,675	38,425	0.7%	38,178	37,633	2.8%
Other real estate owned	3,866	3,866	0.0%	3,866	3,866	0.0%
Other assets	40,612	38,315	6.0%	44,260	44,789	-9.3%

Total Assets	$1,975,251	$1,884,517	4.8%	$1,821,481	$1,781,149	10.9%

Deposits:
Noninterest-bearing	$500,655	$501,812	-0.2%	$399,062	$442,443	13.2%
Interest-bearing checking	610,823	534,436	14.3%	537,834	387,683	57.6%
Savings and money market	290,301	288,452	0.6%	282,544	268,276	8.2%
Time deposits	243,430	234,939	3.6%	263,053	320,628	-24.1%
Wholesale deposits	35,000	35,000	0.0%	50,000	100,006	-65.0%
Total deposits	1,680,209	1,594,639	5.4%	1,532,493	1,519,036	10.6%

Other borrowed funds	25,000	25,000	0.0%	25,000	25,000	0.0%
Subordinated notes, net of issuance costs	44,146	44,116	0.1%	44,085	24,527	80.0%
Other liabilities	25,209	25,833	-2.4%	30,403	31,934	-21.1%

Stockholders’ equity	200,687	194,929	3.0%	189,500	180,652	11.1%

Total Liabilities & Stockholders' Equity	$1,975,251	$1,884,517	4.8%	$1,821,481	$1,781,149	10.9%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	6/30/2021	3/31/2021	Quarter	6/30/2020	Year Ago
Net interest income	$14,186	$14,043	1.0%	$12,695	11.7%
Provision for loan losses	--	--	0.0%	1,750	-100.0%
Net interest income after provision for loan losses	14,186	14,043	1.0%	10,945	29.6%

Noninterest income:
Fees on loans	27	20	35.0%	46	-41.3%
Service charges on deposit accounts	247	243	1.6%	223	10.8%
BOLI income	250	248	0.8%	282	-11.3%
Other fee income	161	280	-42.5%	136	18.4%
Total noninterest income	685	791	-13.4%	687	-0.3%

Noninterest expense:
Salaries and employee benefits	4,458	4,548	-2.0%	3,982	12.0%
Occupancy and equipment expense	820	807	1.6%	859	-4.5%
Data processing and network administration	551	563	-2.1%	494	11.5%
State franchise taxes	487	504	-3.4%	466	4.5%
Professional fees	503	354	42.1%	207	143.0%
Impairment on branch closures	--	--	0.0%	676	-100.0%
Other operating expense	1,409	1,106	27.4%	1,314	7.2%
Total noninterest expense	8,228	7,882	4.4%	7,998	2.9%
Net income before income taxes	6,643	6,952	-4.4%	3,634	82.8%
Income tax expense	1,478	1,383	6.9%	754	96.0%
Net Income	$5,165	$5,569	-7.3%	$2,880	79.3%

Earnings per share - basic	$0.38	$0.41	-7.7%	$0.21	76.8%
Earnings per share - diluted	$0.36	$0.38	-7.1%	$0.21	72.0%
Weighted-average common shares outstanding - basic	13,647,193	13,578,279		13,455,053
Weighted-average common shares outstanding - diluted	14,517,154	14,536,449		13,924,239

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$5,165	$5,569		$2,880
Add: Merger and acquisition expense	--	--		-
Add: Impairment loss	--	--		676
Subtract: provision for income taxes associated with non-GAAP adjustments	-	-		(142)
Net Income, Operating earnings (non-GAAP)	$5,165	$5,569		$3,414
Earnings per share - basic (non-GAAP operating earnings)	$0.38	$0.41		$0.25
Earnings per share - diluted(non-GAAP operating earnings)	$0.36	$0.38		$0.25

Return on average assets (non-GAAP operating earnings)	1.06%	1.19%		0.79%
Return on average equity (non-GAAP operating earnings)	10.41%	11.53%		7.60%
Efficiency ratio (non-GAAP operating earnings)	55.33%	53.13%		54.72%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$5,165	$5,569		$2,880
Add: Provision for loan losses	--	--		1,750
Add: Impairment losses	--	--		676
Add: Income tax expense	1,478	1,383		754
Pre-tax pre-provision income	$6,643	$6,952		$6,060
Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.49	$0.51		$0.45
Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.46	$0.48		$0.44

Return on average assets (non-GAAP operating earnings)	1.36%	1.49%		1.41%
Return on average equity (non-GAAP operating earnings)	13.39%	14.40%		13.49%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Six Months Ended
			% Change
			From
	6/30/2021	6/30/2020	Year Ago
Net interest income	$28,229	$24,906	13.3%
Provision for loan losses	--	2,816	-100.0%
Net interest income after provision for loan losses	28,229	22,090	27.8%

Noninterest income:
Fees on loans	47	442	-89.4%
Service charges on deposit accounts	490	463	5.8%
Gain on sale of securities available-for-sale	--	97	-100.0%
Loss on loans held for sale	--	(451)	-100.0%
BOLI income	498	565	-11.9%
Other fee income	441	265	66.4%
Total noninterest income	1,476	1,381	6.9%

Noninterest expense:
Salaries and employee benefits	9,006	8,010	12.4%
Occupancy and equipment expense	1,627	1,715	-5.1%
Data processing and network administration	1,114	928	20.0%
State franchise taxes	991	932	6.3%
Professional fees	857	432	98.4%
Impairment on branch closures	--	676	-100.0%
Other operating expense	2,515	2,514	0.0%
Total noninterest expense	16,110	15,207	5.9%
Net income before income taxes	13,595	8,264	64.5%
Income tax expense	2,861	1,651	73.3%
Net Income	$10,734	$6,613	62.3%

Earnings per share - basic	$0.79	$0.49	62.2%
Earnings per share - diluted	$0.74	$0.46	59.3%
Weighted-average common shares outstanding - basic	13,612,736	13,603,411
Weighted-average common shares outstanding - diluted	14,526,801	14,259,843

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$10,734	$6,613
Add: Impairment loss	--	676
Subtract: provision for income taxes associated with non-GAAP adjustments	-	(142)
Net Income, Operating earnings (non-GAAP)	$10,734	$7,147
Earnings per share - basic (non-GAAP operating earnings)	$0.79	$0.53
Earnings per share - diluted (non-GAAP operating earnings)	$0.74	$0.50

Return on average assets (non-GAAP operating earnings)	1.13%	0.87%
Return on average equity (non-GAAP operating earnings)	10.96%	7.94%
Efficiency ratio (non-GAAP operating earnings)	54.23%	55.28%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$10,734	$6,613
Add: Provision for loan losses	--	2,816
Add: Impairment losses	--	676
Add: Income tax expense	2,861	1,651
Pre-tax pre-provision income	$13,595	$11,756
Earnings per share - basic (non-GAAP pre-tax pre-provision)	$1.00	$0.86
Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.94	$0.82

Return on average assets (non-GAAP operating earnings)	1.43%	1.44%
Return on average equity (non-GAAP operating earnings)	13.88%	13.07%

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	6/30/2021			3/31/2021			6/30/2020
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$796,220	$8,616	4.33%	$782,639	$8,396	4.29%	$770,326	$8,355	4.34%
Commercial and industrial	120,021	1,421	4.74%	111,360	1,344	4.83%	103,226	1,287	4.99%
Paycheck protection program	138,550	1,474	4.26%	162,066	1,832	4.52%	121,843	801	2.63%
Commercial construction	212,004	2,382	4.49%	220,835	2,427	4.40%	222,685	2,588	4.65%
Consumer real estate	164,938	1,633	3.96%	165,211	1,676	4.06%	177,783	2,023	4.55%
Consumer nonresidential	12,810	225	7.04%	14,199	258	7.27%	19,520	360	7.37%
Total loans	1,444,543	15,751	4.36%	1,456,310	15,933	4.38%	1,415,383	15,414	4.36%

Investment securities (2)(3)	178,875	956	2.14%	128,988	806	2.50%	128,797	852	2.65%
Interest-bearing deposits at other financial institutions	228,708	71	0.12%	182,891	45	0.10%	70,945	21	0.12%
Total interest-earning assets	1,852,126	16,778	3.62%	1,768,189	16,784	3.80%	1,615,125	16,287	4.03%

Non-interest earning assets:
Cash and due from banks	15,954			15,346			19,645
Premises and equipment, net	1,525			1,610			2,050
Accrued interest and other assets	92,805			96,226			96,362
Allowance for loan losses	(14,427)			(14,894)			(11,570)

Total Assets	$1,947,983			$1,866,477			$1,721,612

Interest-bearing liabilities:
Interest checking	$565,074	$742	0.53%	$523,712	$717	0.56%	$341,081	597	0.70%
Savings and money market	297,003	351	0.47%	278,774	324	0.47%	263,588	435	0.66%
Time deposits	238,113	722	1.22%	246,486	917	1.51%	321,775	1,724	2.15%
Wholesale deposits	35,000	39	0.45%	45,778	43	0.38%	132,072	369	1.13%
Total interest-bearing deposits	1,135,190	1,854	0.66%	1,094,750	2,001	0.74%	1,058,516	3,125	1.19%

Other borrowed funds	25,000	85	1.36%	25,000	83	1.35%	25,000	35	0.50%
Subordinated notes, net of issuance costs	44,127	651	5.92%	44,096	651	5.99%	24,514	426	6.48%
Total interest-bearing liabilities	1,204,317	2,590	0.86%	1,163,846	2,735	0.95%	1,108,030	3,586	1.30%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	518,826			479,831			401,318
Other liabilities	26,374			29,625			32,585

Stockholders’ equity	198,466			193,175			179,679

Total Liabilities and Stockholders' Equity	$1,947,983			$1,866,477			$1,721,612

Net Interest Margin		14,188	3.07%		14,049	3.22%		12,701	3.16%

(1)	Non-accrual loans are included in average balances.
(2)	The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income for the three months ended June 30, 2021 and 2020 iss $2 and $6, respectively.For the three months ended March 31, 2021, the taxable equivalent adjustment to interest income is $6.
(3)	The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Six Months Ended
	6/30/2021			6/30/2020
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$789,467	$17,011	4.31%	$763,658	$17,382	4.55%
Commercial and industrial	115,715	2,765	4.78%	106,705	2,858	5.36%
Paycheck protection program	150,243	3,307	4.40%	60,921	801	2.63%
Commercial construction	216,395	4,808	4.44%	221,395	5,389	4.87%
Consumer real estate	165,074	3,308	4.01%	180,897	4,145	4.58%
Consumer nonresidential	13,500	484	7.16%	13,445	488	7.26%
Total loans	1,450,394	31,683	4.37%	1,347,021	31,063	4.61%

Investment securities (2)(3)	154,069	1,763	2.29%	136,160	1,823	2.68%
Loans held for sale, at fair value	--	--	--%	6,899	236	6.84%
Interest-bearing deposits at other financial institutions	205,926	116	0.11%	46,579	102	0.44%
Total interest-earning assets	1,810,389	33,562	3.71%	1,536,659	33,224	4.32%

Non-interest earning assets:
Cash and due from banks	15,652			16,537
Premises and equipment, net	1,567			1,996
Accrued interest and other assets	94,506			92,018
Allowance for loan losses	(14,659)			(10,926)

Total Assets	$1,907,455			$1,636,284

Interest-bearing liabilities:
Interest checking	$544,507	$1,459	0.54%	$307,528	1,478	0.97%
Savings and money market	287,939	675	0.47%	245,542	1,070	0.88%
Time deposits	242,277	1,640	1.36%	337,792	3,804	2.27%
Wholesale deposits	40,359	81	0.41%	126,560	949	1.52%
Total interest-bearing deposits	1,115,082	3,855	0.70%	1,017,422	7,301	1.45%

Other borrowed funds	25,000	168	1.35%	32,071	215	1.34%
Subordinated notes, net of issuance costs	44,111	1,302	5.95%	24,504	790	6.48%
Total interest-bearing liabilities	1,184,193	5,325	0.91%	1,073,997	8,306	1.56%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	499,436			352,841
Other liabilities	27,991			29,529

Stockholders’ equity	195,835			179,917

Total Liabilities and Stockholders' Equity	$1,907,455			$1,636,284

Net Interest Margin		28,237	3.15%		24,918	3.26%

(1)	Non-accrual loans are included in average balances.
(2)	The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income was $8 and $12 for the six months ended June 30, 2021 and 2020, respectively.
(3)	The average balances for investment securities includes restricted stock.